AMENDED & RESTATED EMPLOYMENT AGREEMENT

This Amended & Restated Employment Agreement (this “Agreement”) is entered into December 31, 2008, but is effective as of January 1, 2008 (the “Effective Date”), by and between The Shaw Group Inc., a Louisiana corporation (collectively with its affiliates and subsidiaries hereinafter referred to as “Company”), and J.M. Bernhard, Jr. (“Employee”). The Company and Employee may hereinafter be referred to, individually, as a “Party” and, collectively, as the “Parties”.

WHEREAS, the Company and Employee are parties to that certain Employment Agreement dated as of January 23, 2007 (the “Original Agreement”); and

WHEREAS, the Company and Employee desire to amend certain provisions of the Original Agreement and to restate the Original Agreement in its entirety.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties, and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1. Employment. The Company continues to employ Employee, and Employee hereby agrees to continued employment by the Company, on the terms and conditions set forth in this Agreement.

2. Term of Employment. Subject to the provisions for earlier termination provided in Section 7 of this Agreement, the term of this Agreement (the “Term”) shall be three (3) years, commencing on the Effective Date, and shall be automatically renewed on each day following the Effective Date so that on any given day the unexpired portion of the Term shall be three (3) years.

3. Employee’s Duties.

(a) During the Term, Employee shall serve as the Chairman of the Board of Directors, President & Chief Executive Officer of the Company, with such duties and responsibilities as may from time to time be assigned to him by the Board of Directors of the Company (the “Board”), provided that such duties are consistent with the customary duties of such position.

(b) Employee agrees to devote a substantial amount of his attention and time during normal business hours to the business and affairs of the Company and to use reasonable best efforts to perform faithfully and efficiently his duties and responsibilities. Employee shall not be prohibited from making financial investments in any other company or business or from serving on the board of directors of any other company, so long as such does not interfere with Employee’s fiduciary duties to the Company. Employee shall at all times observe and comply with all lawful directions and instructions of the Board.

(c) Employee’s place of business shall be at the Company’s principal executive offices in Baton Rouge, Louisiana.

4. Compensation.

(a) Base Compensation. For services rendered by Employee under this Agreement, the Company shall pay to Employee a base salary (“Base Compensation”) as set by the Board, payable in accordance with the Company’s customary pay periods and subject to customary withholdings. Employee’s Base Compensation shall be reviewed by the Board on an annual basis as of the close of each fiscal year of the Company and may be increased as the Board may deem appropriate. In the event the Board deems it appropriate to increase Employee’s Base Compensation, that increased amount shall thereafter be the Base Compensation for the purposes of this Agreement. Employee’s Base Compensation, as increased from time to time, may not thereafter be decreased unless agreed to by Employee in writing.

(b) Bonus. Nothing contained herein shall prevent the Board from paying additional compensation to Employee in the form of bonuses or otherwise during the Term. Employee shall be entitled to participate in and receive bonus awards under any bonus program established by the Company for its management or key personnel. In the absence of or in addition to such a program, Employee shall be entitled to receive such bonus, if any, as may be determined from time to time by the Board in its discretionary and sole judgment based on merit and the Company’s performance.

(c) Long Term Incentives. Nothing contained herein shall prevent the Board from paying additional compensation to Employee in the form of options, restricted shares or units or other similar awards (“Long Term Incentives”) under any Company plan during the Term. Employee shall be entitled to participate in and receive Long Term Incentives under any program established by the Company for its management or key personnel.

5. Additional Benefits. In addition to the compensation provided for in Section 4 herein, Employee shall be entitled to the following:

(a) Expenses. The Company shall, in accordance with any rules and policies that it may establish from time to time for executive officers, reimburse Employee for business expenses reasonably incurred in the performance of his duties. The Company shall also reimburse Employee for membership and initiation fees for clubs the Board deems reasonable in order for Employee to carry out the duties set forth herein and, at the Board’s discretion, provide Employee a mid-size jet aircraft (which shall mean a jet aircraft comparable to or better than the jet aircraft currently being used by Employee as of the Effective Date) for his personal use and benefit. Requests for reimbursement for all business expenses must be accompanied by appropriate documentation.

(b) Automobile Allowance. The Company shall provide Employee, for his business and private use, with an automobile suitable to Employee’s position. In addition, the Company shall either directly pay or reimburse Employee for all costs of operating and maintaining such automobile, including insurance thereon in accordance with Company policies.

(c) Vacation. Employee shall be entitled to a reasonable period of vacation per year at his discretion, but not less than 5 weeks, without any loss of compensation or benefits. Employee shall be entitled to carry forward any unused vacation time.

(d) General Benefits. Employee and Employee’s spouse and dependents shall be entitled to participate in the various employee benefit plans or programs provided to employees (and their families) of the Company in general, including, but not limited to, health, dental, disability, accident and life insurance plans and 401k plans, subject to the eligibility requirements with respect to each of such benefit plans or programs, and such other benefits or perquisites as may be approved by the Board during the Term. Nothing in this Section 5(d) shall be deemed to prohibit the Company from making any changes in any of the plans, programs or benefits described in this Section 5(d), provided the change similarly affects all executive officers (and their families) of the Company that are similarly situated.

6. Reserved.

7. Termination.

(a) This Agreement may be terminated prior to the expiration of its Term only under the terms and conditions set forth below:

(i) Resignation (other than for Good Reason). Employee may resign his position at any time, including by reason of retirement, by providing written notice of resignation to the Company. In the event of such resignation, except in the case of resignation for Good Reason (as defined below), this Agreement shall terminate on the Date of Termination (defined in Section 7(c) below), and Employee shall not be entitled to further compensation pursuant to this Agreement other than (A) the payment of any Base Compensation and General Benefits (e.g., unused vacation, unreimbursed business expenses, etc.) accrued and unpaid as of the Date of Termination, and (B) payments and benefits due under Section 8(a).

(ii) Death. If Employee’s employment is terminated due to his death, the Company shall pay to Employee’s surviving spouse or estate (in accordance with applicable law), subject to customary withholdings, not later than 30 days after Employee’s death, (A) any Base Compensation and General Benefits accrued and unpaid as of the date of Employee’s death, (B) a lump sum amount, in cash, equal to one year of Employee’s Base Compensation, (C) to the extent that, but for his death, Employee would have otherwise been entitled to a bonus under any bonus plan then maintained by the Company, or to the extent that other officers or Company executives are awarded bonuses or otherwise in the discretion of the Board, a lump sum amount, in cash, equal to a pro rata bonus for the year of his death, (D) a lump sum amount, in cash, equal to the amount due under Section 8(a)(i), as a death benefit, and (E) a lump sum amount, in cash, equal to the cost for Employee to obtain, for the period commencing on the Date of Termination and ending on the date that is 30 months following the Date of Termination, health and dental insurance benefits covering Employee and Employee’s spouse and dependents that are substantially similar to those that Employee (and Employee’s spouse and dependents) were receiving immediately prior to the Date of Termination. Notwithstanding any provision to the contrary in the plan(s) governing such Long Term Incentives, Employee shall also be considered as immediately and totally vested in any and all Long Term Incentives previously granted to Employee by Company prior to the Date of Termination that have not previously vested in full. After all payments, benefits and vesting of Long Term Incentives specified under this Section 7(a)(ii) have been paid or performed, this Agreement shall terminate, and the Company shall have no obligations to Employee or his legal representatives with respect to this Agreement.

(iii) Discharge.

(A) The Company may terminate Employee’s employment for any reason at any time upon written notice thereof delivered to Employee in accordance with Section 7(b).

(B) In the event that Employee’s employment is terminated during the Term by the Company for any reason other than his Misconduct or Disability (both as defined below), the following shall occur:

(I) the Company shall pay to Employee, subject to customary withholdings, not later than 15 days after the Date of Termination:

(x) a lump sum amount, in cash, equal to the product of (1) the sum of (a) Employee’s Base Compensation as in effect immediately prior to the Date of Termination, plus (b) Employee’s highest bonus paid by the Company during the three years immediately prior to the Date of Termination, multiplied by (2) 3.0;

(y) the amount due under Section 8(a)(i); and

(z) a lump sum amount, in cash, equal to the cost for Employee to obtain, for the three year period commencing on the Date of Termination, disability, accident, dental and health insurance benefits (“Welfare Benefits”) covering Employee (and, as applicable, Employee’s spouse and dependents) and other benefits provided to Employee that, in each case, are substantially similar to those that Employee (and/or Employee’s spouse and dependents) were receiving immediately prior to the Date of Termination; and

(II) notwithstanding any provision to the contrary in the plan(s) governing such Long Term Incentives, Employee shall be considered as immediately and totally vested in any and all Long Term Incentives previously granted to Employee by the Company prior to the Date of Termination.

(C) Notwithstanding anything to the contrary in this Agreement, in the event Employee is terminated because of Misconduct, the Company shall have no obligations pursuant to this Agreement after the Date of Termination other than the payment of any Base Compensation and General Benefits accrued and unpaid through the Date of Termination and the payment due under Section 8(a)(i). As used herein, “Misconduct” means:

(I) the continued failure by Employee to substantially perform his duties with the Company (other than any such failure resulting from Employee’s incapacity due to a Disability or any such actual or anticipated failure after the issuance of a Notice of Termination by Employee for Good Reason), after a written demand for substantial performance is delivered to Employee by the Board, which demand specifically identifies the manner in which the Board believes that Employee has not substantially performed his duties and allows such 30 days for Employee to effect any potential cure,

(II) the engaging by Employee in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise (other than such conduct resulting from Employee’s incapacity due to physical or mental illness and other than any such actual or anticipated conduct after the issuance of a Notice of Termination by Employee for Good Reason), or

(III) Employee’s conviction for the commission of a felony.

A finding of Misconduct shall only be made by unanimous approval, excluding Employee, of a resolution by the Board after a meeting called for such purpose upon thirty (30) days’ notice to Employee, and at which Employee is entitled to appear with counsel and be heard.

(D) Disability. If Employee shall have been absent from the full-time performance of Employee’s duties with the Company for 180 consecutive calendar days as a result of Employee’s incapacity due to a Disability, Employee’s employment may be terminated by the Company. For the purposes of this Agreement, a “Disability” shall exist if:

(I) Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be reasonably expected to result in death or can be expected to last for a continuous period of not less than 12 months; or

(II) Employee is, by reason of any medically determinable physical or mental impairment that can be reasonably expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

If Employee is terminated pursuant to this Section 7(a)(iii)(D), Employee shall not be entitled to further compensation pursuant to this Agreement, except that:

(w) the Company shall (1) for the 12 month period beginning with the Date of Termination, pay to Employee monthly the amount by which Employee’s monthly Base Compensation as in effect immediately prior to the Date of Termination exceeds the monthly benefit received by Employee pursuant to any disability insurance covering Employee; (2) not later than 15 days after the Date of Termination, pay to Employee (a) the amount due under Section 8(a)(i), (b) any Base Compensation and General Benefits accrued and unpaid as of the Date of Termination, and (c) a lump sum amount, in cash, equal to the cost for Employee to obtain, for the period commencing on the Date of Termination and ending on the date that is 30 months following the Date of Termination, health and dental insurance benefits covering Employee and Employee’s spouse and dependents that are substantially similar to those that Employee (and Employee’s spouse and dependents) were receiving immediately prior to the Date of Termination; and (3) to the extent that, but for his Disability, Employee would have otherwise been entitled to a bonus under any bonus plan then maintained by the Company, or to the extent that other officers or Company executives are awarded bonuses, the Company shall, not later than the earlier of (a) 15 days after the date on which the Company awards such bonuses and (b) February 28th of the calendar year following the year in which the Date of Termination occurs, pay to Employee a pro rata bonus for the year in which the Company terminates Employee’s employment pursuant to this Section 7(a)(iii)(D);

(x) notwithstanding any provision to the contrary in the plan(s) governing such Long Term Incentives, Employee shall become immediately and totally vested in any and all Long Term Incentives granted to Employee by Company prior to the Date of Termination that have not previously vested in full; and

(y) the Company shall assign to Employee at no cost and with no apportionment of any prepaid premiums of all assignable insurance policies benefiting Employee.

(iv) Resignation for Good Reason. Employee shall be entitled to terminate his employment for Good Reason (as defined herein). If Employee terminates his employment for Good Reason, he shall be entitled to the compensation and benefits provided in Section 7(a)(iii)(B). For the purposes of this Agreement, the term “Good Reason” shall mean the occurrence of any of the following circumstances without Employee’s express written consent:

(A) any material diminution of Employee’s duties or responsibilities (other than in connection with the termination of Employee for Misconduct or Disability in accordance with the terms of this Agreement);

(B) any material diminution of Employee’s Base Compensation;

(C) the relocation of the Company’s principal executive offices outside Baton Rouge, Louisiana or requiring Employee to be based other than at such principal executive offices; or

(D) any other material breach by the Company of its obligations under this Agreement;

provided, however, Employee shall provide written notice (a “Good Reason Notice”) to the Company of the initial existence of the condition causing the change in terms or status no more than 90 days after the change in terms or status occurs, and the Company shall have 30 days after receipt of the Good Reason Notice to resolve the issue causing the change in terms or status. If the Company resolves such issue, then Employee’s employment shall not be subject to the Good Reason provisions of this Agreement as to such issue.

(v) Resignation for Corporate Change. Employee shall be entitled to terminate Employee’s employment for a Corporate Change (as defined herein), but only if Employee gives notice of Employee’s intent to terminate employment within 90 days following the effective date of such Corporate Change (provided that, notwithstanding the foregoing, the Notice of Termination may not be given later than February 13th of the year following the year in which the Corporate Change occurs). If Employee terminates employment for a Corporate Change, Employee shall be entitled to the compensation and benefits provided in Section 7(a)(iii)(B). For the purposes of this Agreement, the term “Corporate Change” means a “change in ownership,” a “change in effective control,” or a “change in the ownership of substantial assets” of the Company.

(A) A “change in ownership” of the Company occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. However, if any one person, or more than one person acting as a group, is considered to own more than 50% percent of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a change in ownership of the Company (or to cause a change in the effective control of the Company (within the meaning of Section 7(v)(B)).

(B) Notwithstanding that the Company has not undergone a change in ownership under Section 7(v)(A), a “change in effective control” of the Company occurs on the date that a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this Section 7(v)(B), the term “Company” refers solely to the relevant corporation identified in the opening paragraph of this Agreement, for which no other corporation is a majority shareholder.

(C) A “change in the ownership of substantial assets” of the Company occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 75% percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, “gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(b) Notice of Termination. Any purported termination of Employee’s employment by the Company under Section 7(a)(iii), or by Employee under Sections 7(a)(i) or (iv), shall be communicated by written Notice of Termination to the other Party hereto in accordance with Section 11. A Notice of Termination shall not be required in connection with a termination by Employee under Section 7(a)(v). For the purposes of this Agreement, a “Notice of Termination” shall mean a notice that (i) in the case of a termination by the Company, shall set forth in reasonable detail the reason for such termination of Employee’s employment and the Date of Termination, or (ii) in the case of a resignation by Employee, shall specify in reasonable detail the basis for such resignation and the Date of Termination. A Notice of Termination given by Employee pursuant to Section 7(a)(iv) shall be effective even if given after the receipt by Employee of notice that the Board has set a meeting to consider terminating Employee for Misconduct. A Notice of Termination given by Employee pursuant to Section 7(a)(iv) shall be considered effective only after 30 days have elapsed since Employee delivered the applicable Good Reason Notice and the Company has failed to resolve the issue causing the change in terms or status during such 30 day period. Any purported termination for which a Notice of Termination is required that does not materially comply with this Section 7(b) shall not be effective.

(c) Date of Termination, Etc. The “Date of Termination” shall mean the date specified in the Notice of Termination, provided that the Date of Termination shall be at least 15 calendar days, but not more than 45 calendar days, following the date the Notice of Termination is given. Notwithstanding anything herein to the contrary, in the case of a termination of this Agreement pursuant to Section 7(a)(v), the Date of Termination shall be the date that the Change of Control occurs. In the event Employee is terminated for Misconduct, the Company may refuse to allow Employee access to the Company’s offices (other than to allow Employee to collect his personal belongings under the Company’s supervision) prior to the Date of Termination. Employee shall not be expected to provide further services after the Date of Termination.

(d) Mitigation. Employee shall not be required to mitigate the amount of any payment provided for in this Section 7 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by Employee as a result of employment by another employer, except that any severance amounts payable to Employee pursuant to the Company’s severance plan or policy for employees in general shall reduce the amount otherwise payable pursuant to Section 7(a)(iii)(B).

(e) Excess Parachute Payments.

(i) Notwithstanding anything in this Agreement to the contrary, to the extent that any payment or benefit received or to be received by Employee hereunder in connection with the termination of Employee’s employment would, as determined by tax counsel selected by the Company, constitute an “Excess Parachute Payment” (as defined in Section 280G of the Internal Revenue Code (the “Code”)) subject to the excise tax imposed by Section 4999 of the Code (together with any interest or penalties imposed with respect to such taxes), the Company shall fully “gross-up” such payment and benefit by paying to Employee additional amounts (“gross-up payments”), which shall include any excise taxes and income taxes imposed upon such gross-up payments, so that Employee is in the same “net” after-tax position he would have been if such payment, benefit and gross-up payments had not constituted Excess Parachute Payments.

(ii) As a result of the uncertainty in the application of Section 4999 of the Code, it is possible that any gross-up payments calculated at the time of the initial determination described above and made by the Company will be less than the gross-up payments that should have been made. If Employee determines from time to time in his sole discretion that he is or will be required to make a payment of any excise taxes under Section 4999 of the Code (together with any interest or penalties with respect to such taxes) in addition to that initially determined as described above and that he is therefore entitled to additional gross-up payments, he shall inform the Company of the amount of the additional gross-up payments and any such additional gross-up payments shall be paid promptly by the Company to or for the benefit of Employee.

(iii) No payment of a gross up shall occur until the first business day occurring after the date that is six months after the Date of Termination. Payment of the gross up will be made no later than the end of Employee’s taxable year next following Employee’s taxable year in which Employee remits the related taxes.

8. Nondisclosure and Noncompetition. Employee agrees that, as part of the consideration for this Agreement and as an integral part hereof, he has signed and agrees to be bound by the Nondisclosure and Noncompetition Agreement attached hereto as Exhibit A, as well as any subsequent addenda thereto.

(a) Consideration For Non-Compete. In consideration for the agreement set forth in this Section 8, upon termination or as otherwise provided in this Agreement, Employee shall receive:

(i) the sum of fifteen million ($15,000,000.00) dollars plus interest accrued thereon from the date of deposit which has been set aside in a trust suitable to Employee which trust shall invest the funds in an interest bearing account for the purpose of securing payment hereunder; it being understood that such amounts shall remain subject to claims of the general creditors of the Company; and

(ii) for ten years, commencing on the first day following the six month anniversary of the Date of Termination, the Company shall provide Employee for his private use in his sole discretion, the use of a mid-size jet aircraft (which shall mean a jet aircraft comparable to but not less than the jet aircraft most commonly used by Employee in the year prior to the Date of Termination) for 150 hours annually, the cost (as based on the Company’s “incremental cost” of operating the current aircraft primarily utilized by Employee as of January 23, 2007) of which shall not exceed $300,000 annually.

9. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Employee’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company and for which Employee may qualify, nor shall anything herein limit or otherwise adversely affect such rights as Employee may have under any Long Term Incentives granted by the Company.

10. Assignability. The obligations of Employee hereunder are personal and may not be assigned or delegated by him or transferred in any manner whatsoever, nor are such obligations subject to involuntary alienation, assignment or transfer. The Company shall have the right to assign this Agreement and to delegate all rights, duties and obligations hereunder, either in whole or in part, to any parent, affiliate, successor or subsidiary of the Company, so long as the obligations of the Company under this Agreement remain the obligations of the Company.

11. Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered Federal Express or similar courier, addressed (a) to the Company, at its principal office address, directed to the attention of the Board with a copy to the Corporate Secretary of the Company, and (b) to Employee, at Employee’s residence address on the records of the Company, or to such other address as either Party may have furnished to the other in writing in accordance herewith except that notice of change of address shall be effective only upon receipt.

12. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13. Successors; Binding Agreement.

(a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall constitute Good Reason under Section 7(a)(iv); provided, that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used herein, the term “Company” shall include any successor to its business and/or assets as aforesaid that executes and delivers the Agreement provided for in this Section 13 or that otherwise becomes bound by all terms and provisions of this Agreement by operation of law.

(b) This Agreement and all rights of Employee hereunder shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, successors, heirs distributees, devisees and legatees. If Employee should die while any amounts would be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee, or other designee or, if there be no such designee, to Employee’s estate.

14. Indemnification: Liability Insurance.

(a) The Company shall indemnify and hold Employee (or his legal representative) harmless to the full extent permitted by applicable law for all legal expenses and all liabilities, losses, judgments, fines, expenses, and amounts paid in settlement in connection with any proceeding involving him (including any action by or in the right of the Company) by reason of his being or having been a director, officer, employee, consultant, or agent of the Company or any of its subsidiaries, affiliates, or any other enterprise if he is serving or has served at the request of the Company. In addition, the Company shall cause any such subsidiary, affiliate, or enterprise also to so indemnify and hold Employee harmless to the full extent permitted by applicable law. The foregoing shall not be deemed to limit any rights of Employee pursuant to applicable indemnification provisions of the Company’s Articles of Incorporation or By-Laws or otherwise, and the Company agrees to amend such Articles of Incorporation and Bylaws to provide Employee indemnification consistent herewith. The Company also agrees to amend its Articles of Incorporation to provide immunity to Employee to the full extent allowed by law. In addition, the Company shall acquire and maintain with reputable insurance companies or associations acceptable to Employee, directors’ and officers’ liability insurance for the benefit of the directors and officers of the Company, including Employee, providing terms and coverage amounts of at least $75,000,000,. Such insurance shall remain in place, to the extent that the Company is able to purchase the same, as long as necessary under applicable statutes of limitations to cover all events occurring during the term of this Agreement regardless of when the claim is made.

(b) In the event of any action, proceeding, or claim against Employee arising out of his serving or having served in a capacity specified above, the Company shall provide Employee with counsel, who may be counsel for the Company as well, as long as no conflict of interest exists between the Company and Employee and no ethical or professional responsibility rules prevent the same counsel from representing both Employee and the Company. In the event of any such conflict of interest or other bar to Employee being represented by counsel for the Company, Employee may retain his own separate counsel (such choice of counsel may be made in his sole and absolute discretion), and the Company shall be obligated to advance to Employee (or pay directly to his counsel) reasonable counsel fees and other costs associated with Employee’s defense of such action, proceeding, or claim; provided, however, that in such event, Employee shall first agree in writing, without posting bond or collateral, to repay all sums paid or advanced to him pursuant to this provision in the event the final disposition of such action, proceeding, or claim is one for which Employee would not be entitled to indemnification.

15. Miscellaneous.

(a) Amendment and Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Employee and such officer of the Company as may be specifically authorized by the Board. No waiver by either Party hereto at any time of any breach by the other Party hereto of, or in compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(b) Entire Agreement. The Company and Employee have heretofore entered into the Original Agreement. The Original Agreement shall continue in full force and effect until the Effective Date, after which it will be superseded by this Agreement; provided that nothing in this Agreement shall be deemed to discharge or otherwise prejudice Employee’s right to receive, or the Company’s obligation to pay or provide, any of the benefits accrued under the Original Agreement as of the Effective Date. Subject to the foregoing, this Agreement is an integration of the Parties’ agreement; no agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either Party, except those that are set forth expressly in this Agreement.

(c) Governing Law. THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF LOUISIANA, except for Section 8, in which case the law of the jurisdiction in which the non-compete is sought to be enforced by the Company shall govern in the event such applicable law is more favorable to the Company.

(d) Notwithstanding anything herein to the contrary, this Agreement is intended to comply with Internal Revenue Code Section 409A and the regulations and other guidance of general applicability thereunder and shall at all times be interpreted in accordance with such intent such that amounts credited under this Agreement shall not be taxable until such amounts are distributed in accordance with the terms of this Agreement. In the event that Employee is a “specified employee” at the Date of Termination, any amounts that are considered nonqualified deferred compensation for purposes of Internal Revenue Code Section 409A and that are distributable because of a separation from service shall be delayed until the first business day occurring after the date that is six months after the Date of Termination. Any provision of this Agreement to the contrary is without effect.

(f) Reimbursements provided for under this Agreement shall be provided in accordance with policies of the Company established from time to time.

16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

17. Arbitration. Either Party may elect that any dispute or controversy arising under or in connection with this Agreement be settled by arbitration in Baton Rouge, Louisiana in accordance with the rules of the American Arbitration Association then in effect. If the Parties cannot mutually agree on an arbitrator, then the arbitration shall be conducted by a three arbitrator panel, with each Party.

18. Expenses. In order that the purpose of this Agreement not be frustrated, it is the intent of the Company that the Employee not be required to incur the expenses associated with enforcement of the Employee’s rights under this Agreement by litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Employee hereunder, nor be bound to negotiate any settlement of the Employee’s rights hereunder under threat of incurring such expenses. Accordingly, if following the Effective Date it should appear to the Employee that the Company has failed to comply with any of its obligations under this Agreement or, if at any time, in the event that the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any litigation or other legal action designed to deny, diminish or to recover from the Employee the benefits intended to be provided to the Employee hereunder, and that the Employee has complied with all of the Employee’s obligations under this Agreement, the Company irrevocably authorizes the Employee from time to time to retain counsel of the Employee’s choice at the expense of the Company to represent the Employee in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel (other than a counsel acting on behalf of the Company in connection with this Agreement), the Company irrevocably consents to the Employee’s entering into an attorney-client relationship with such counsel, and in that connection the Company and the Employee agree that a confidential relationship shall exist between the Employee and such counsel. The Company agrees to pay as incurred, to the full extent permitted by law, all costs and expenses which the Employee may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Employee or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including, without limitation, as a result of any contest by the Employee about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate. Included within such costs and expenses shall be the reasonable fees and expenses of counsel selected from time to time by the Employee as hereinabove provided, which fees and expenses shall be paid or reimbursed to the Employee by the Company on a regular, periodic basis upon presentation by the Employee of a statement or statements prepared by such counsel in accordance with its customary practices.

IN WITNESS WHEREOF, the Parties have executed this Agreement on December 31, 2008, effective for all purposes as of the Effective Date.

THE SHAW GROUP INC.

By /s/ Clifton S. Rankin
Clifton S. Rankin, General Counsel & Corporate
Secretary

EMPLOYEE:

J.M. Bernhard, Jr.
J.M. Bernhard, Jr.